Exhibit 99.1

PRESS RELEASE

Monolithic Power Systems, Inc.

983 University Avenue, Building A

Los Gatos, CA 95032 USA

T: 408-357-6600, F: 408-357-6601

www.monolithicpower.com

Monolithic Power Systems, Inc. Appoints Adriana Chiocchi as Chief Legal Officer

LOS GATOS, Calif., October 4, 2006 – Monolithic Power Systems, Inc. (MPS) (Nasdaq: MPWR), a leading fabless manufacturer of high-performance analog and mixed-signal semiconductors, today announced the appointment of Ms. Adriana Chiocchi as the chief legal officer and corporate secretary for the company.

“We are very pleased to add someone of Ms. Chiocchi’s caliber and experience to our executive team at MPS,” said Michael Hsing, president and chief executive officer. “Her extensive litigation, intellectual property, licensing and SEC experience at top tier Silicon Valley companies adds significant strength to our company. She will team up with our general counsel, Saria Tseng, to give us the executive leadership experience to manage our litigation and business matters in both the U.S. and Asia” added Mr. Hsing.

Ms. Chiocchi brings over 20 years of experience to MPS working with numerous high tech companies in the semiconductor, EDA, and software industries. Her most recent position was vice president, general counsel & corporate secretary for Plumtree Software which was acquired by BEA. She also served as the senior corporate counsel for Veritas Corporation and Advanced Micro Devices, and as director of legal for Cadence Design Systems. She has held executive level positions with General Magic, as vice president of legal affairs and business development and sr. vice president, of intellectual property and risk management for Marsh. Ms. Chiocchi holds a JD and MBA from the University of Southern California, and a B.A. from the University of California, San Diego. She is a member of the California Bar Association.

About Monolithic Power Systems, Inc.

Monolithic Power Systems, Inc. (MPS) develops and markets proprietary, advanced analog and mixed-signal semiconductors. The company combines advanced process technology with its highly experienced analog designers to produce high-performance power management integrated circuits (ICs) for DC to DC converters, LED drivers, Cold Cathode Fluorescent Lamp (CCFL) backlight controllers, Class D audio amplifiers, and Linear ICs. MPS products are used extensively in computing and network communications products, LCD monitors and TVs, and a wide variety of consumer and portable electronics products. MPS partners with world-class manufacturing organizations to deliver top quality, ultra-compact, high-performance solutions through the most productive, cost-efficient channels. Founded in 1997 and headquartered in Los Gatos, California, the company has expanded its global presence with sales offices in Taiwan, China, Korea, Japan, and Europe, which operate under MPS International, Ltd.

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Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:

Rick Neely

Chief Financial Officer

Monolithic Power Systems, Inc.

408-357-6777